Exhibit 3.28

EXECUTION COPY

OPERATING AGREEMENT

of

SEDEL LLC

Dated as of June 7, 2002

	ARTICLE VII

	MEETINGS OF SHAREHOLDERS

SECTION 7.01	Annual Meetings	10
SECTION 7.02	Special Meetings	10
SECTION 7.03	Notice of Meetings	10
SECTION 7.04	Waiver of Notice	10
SECTION 7.05	Adjournments	11
SECTION 7.06	Quorum	11
SECTION 7.07	Proxies	11
SECTION 7.08	Action by Shareholders without a Meeting	11

	ARTICLE VIII

	ACCOUNTING, BOOKS AND RECORDS

SECTION 8.01	Accounting, Books and Records	11
SECTION 8.02	Tax Matters	12

	ARTICLE IX

	AMENDMENTS

SECTION 9.01	Amendments	13

	ARTICLE X

	TRANSFERS

SECTION 10.0	No Restrictions on Transfers	13

	ARTICLE XI

	DISSOLUTION AND WINDING UP

SECTION 11.01	Dissolution Events	13
SECTION 11.02	Winding Up	14
SECTION 11.03	Rights of Shareholders	14
SECTION 11.04	Notice of Dissolution/Termination	15
SECTION 11.05	The Liquidator; Fees; Indemnification	15
SECTION 11.06	Form of Liquidating Distributions	15

	ARTICLE XII

	POWER OF ATTORNEY

SECTION 12.01	Directors as Attorneys-In-Fact	15
SECTION 12.02	Nature of Special Power	16

	ARTICLE XIII

	MISCELLANEOUS

SECTION 13.01	Notices	16

SECTION 13.02	Binding Effect	17
SECTION 13.03	Construction	17
SECTION 13.04	Time	17
SECTION 13.05	Headings	17
SECTION 13.06	Severability	17
SECTION 13.07	Incorporation by Reference	17
SECTION 13.08	Variation of Terms	17
SECTION 13.09	Governing Law	17
SECTION 13.10	WAIVER OF JURY TRIAL	18
SECTION 13.11	Counterpart Execution	18
SECTION 13.12	Consent to Jurisdiction	18

Exhibit A Initial Directors

OPERATING AGREEMENT OF SEDEL LLC

STORA ENSO NORTH AMERICA CORP., a corporation organized under the laws of the State of Wisconsin, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended from time to time, and hereby declares the following to be the operating agreement of such limited liability company for itself and to bind any Person acquiring and holding Shares pursuant to the provisions hereof:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. Capitalized terms used in this Agreement, including in the preamble hereto, shall, unless the context otherwise requires, have the meanings specified in this Article I:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq. as amended from time to time (or any succeeding law).

“Affiliate” means, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person for these purposes, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership or voting securities, by contract or otherwise.

“Agreement” or “Operating Agreement” means this Operating Agreement of SEDEL LLC, as amended from time to time words such as “herein”, “hereof”, “hereto” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

“Board of Directors” has the meaning set forth in Section 5.01(a) hereof.

“Business Day” means any day on which banks are generally not required or authorized by law to close in The City of New York.

“Capital Subscription” means, with respect to a Shareholder, the amount of money and the fair market value, as determined by the Board of Directors, of any property (other than money) paid or contributed to the Company with respect to the Shares held or purchased by any Shareholder and “Capital Subscription” means all such amounts, collectively.

“Certificate” means the certificate of formation filed with the Secretary of State of the State of Delaware pursuant to the Act to form the Company, as originally executed and filed on even date herewith and as amended, modified, supplemented or restated from time to time, as the context requires.

“Certificate of Cancellation” means a certificate filed in accordance with Section 18-203 of the Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Share” has the meaning set forth in Section 3.01(a) hereof.

“Common Shareholder” means any Person who or that is a beneficial owner of a Common Share and, for the avoidance of any doubt, each Common Shareholder shall be a “member” for purposes of the Act.

“Company” means the limited liability company formed pursuant to this Agreement and the Certificate and the limited liability company, if any, continuing the business of the Company in the event of dissolution of the Company as herein provided.

“Director” means any of the individuals elected by the Voting Shareholders in accordance with the provisions of this Agreement to serve on the Board of Directors and “Directors” means all of such individuals. A Director shall not be a “manager” for purposes of the Act.

“Dissolution Event” has the meaning set forth in Section 11.01(a) hereof.

“Effective Date” means the date hereof.

“Fiscal Year” means (a) the period commencing on the Effective Date and ending on December 31, 2002, (b) any subsequent twelve-month period commencing on January 1 and ending on December 31 and (c) the period commencing on January 1 and ending on the date on which all Property is distributed to the Shareholders pursuant to Section 11.02 hereof.

“Initial Shareholder” means Stora Enso North America Corp.

“Liquidator” has the meaning set forth in Section 11.05(a) hereof.

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

“Property” means all real and personal property owned by the Company, from time to time, including cash, and any improvements thereto and shall include both tangible and intangible property.

“Resolution” means a resolution adopted by the Board of Directors providing for the issuance of one or more classes of Shares.

“Share” has the meaning set forth in Section 3.01(b) hereof and, for the avoidance of any doubt, each Share constitutes a “limited liability company interest” within the meaning of the Act having the rights, powers, privileges and duties set forth herein and, if applicable, in any Resolution.

“Shareholder” means any Person who or that is a beneficial owner of a Share and, for the avoidance of any doubt, each Shareholder shall be a “member” for purposes of the Act.

“Transfer” means, with respect to any Share, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition of such Share and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of such Share.

“Transferee” means any Person to which all or any portion of the Shares of a Shareholder are Transferred in accordance with the provisions of this Agreement.

“Vote” as a noun means a vote, given as provided in Article VI hereof, approving, authorizing, or consenting to the act or thing for which the vote is taken and as a verb has a correlative meaning.

“Voting Share” means a Common Share and any other Share which entitles the holder thereof to vote on any matter for which the Shareholders have the right to vote pursuant to the terms of this Agreement and, if applicable, any Resolution.

“Voting Shareholder” means any Person who or that is a beneficial owner of a Voting Share and, for the avoidance of any doubt, each Voting Shareholder shall be a “member” for purposes of the Act.

ARTICLE II

THE COMPANY

SECTION 2.01 Formation. The Initial Shareholder hereby forms the Company as a limited liability company under and pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. The fact that the Certificate is on file in the office of the Secretary of State of the State of Delaware shall constitute notice that the Company is limited liability company.

SECTION 2.02 Shareholders. Simultaneously with the execution of this Agreement and the formation of the Company, the Initial Shareholder shall be admitted as the sole member of the Company in respect of the Common Shares issued thereto pursuant to Section 3.02 hereof. The rights and liabilities of the Initial Shareholder and any other Shareholder shall be as provided under the Act, the Certificate, this Operating Agreement (including any exhibit hereto) and any Resolutions (and for greater certainty, each Resolution, if any, shall be considered to be an amendment to, and to form part of, this Agreement). The name and address of the Initial Shareholder as of the date hereof are as follows:

Stora Enso North America Corp.

510 High Street, P.O. Box 8050

Wisconsin Rapids WI 54495-8050

SECTION 2.03 Name. The name of the Company shall be “SEDEL LLC” and all business of the Company shall be conducted in such name. The Board of Directors may change the name of the Company upon ten (10) Business Days’ notice to the Shareholders.

SECTION 2.04 Purpose: Powers. (a) The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

(b) The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purpose of the Company set form in Section 2.04(a) hereof and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Board of Directors pursuant to Article V hereof.

SECTION 2.05 Principal Place of Business. The principal place of business of the Company shall be at 100 North Central Avenue, Duluth, MN 55807. The Board of Directors may change the principal place of business of the Company to any other place within or without the State of Delaware upon ten (10) Business Days’ notice to the Shareholders. The registered office of the Company in the State of Delaware initially is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

SECTION 2.06 Term. The term of the Company shall commence on the date hereof, being the date the Certificate is filed at the Office of the Secretary of State of the State of Delaware in accordance with the Act, and shall continue until the winding up and liquidation of the Company and until its business is terminated following a Dissolution Event, as provided in Article XI hereof.

SECTION 2.07 Filings; Agent for Service of Process. (a) Each of the Directors is hereby authorized to file the Certificate at the Office of the Secretary of State of the State of Delaware in accordance with the Act on even date herewith. The Board of Directors shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments and publications as may be required by law, including, without limitation, action to:

(i)	reflect a change in the name of the Company; or

(ii)	correct a false or erroneous statement in the Certificate.

(b) The Initial Shareholder and the Board of Directors, as applicable, shall execute and cause to be filed original or amended certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

(c) The registered agent for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 or any successor appointed by the Board of Directors.

(d) Upon the dissolution and completion of the winding up and liquidation of the Company in accordance with Article XI hereof, a Director shall promptly execute and cause to be filed a Certificate of Cancellation in accordance with the Act and the laws of any other jurisdictions in which the Board of Directors deems such filing necessary or advisable.

SECTION 2.08 Tide to Property. All Property shall be owned by the Company as an entity and the Shareholders shall have no ownership interests in such property in their individual capacities, and the Shareholders’ interests in the Company shall be personal property for all purposes. At all times after the Effective Date, the Company shall hold title to all Property in the name of the Company and not in the name of the Shareholders.

SECTION 2.09 Payments of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred in payment of, or encumbered for, any individual obligation of a Shareholder.

SECTION 2.10 Independent Activities; Transactions with Affiliates. (a) Each Director shall be required to devote such time to the affairs of the Company as may be necessary to manage and operate the Company, and shall be free to serve any other Person or enterprise in any capacity that such Director may deem appropriate in his or her discretion.

(b) Insofar as permitted by applicable law, neither this Agreement nor any activity undertaken pursuant hereto shall (i) prevent any Shareholder or its Affiliates or any Director from engaging in whatever activities they choose, whether the same are competitive with the Company or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or the Shareholders, or (ii) require any Shareholder or any Director to permit the Company or any other Director or Shareholder or any of its respective Affiliates, as the case may be, to participate in any such activities, and as a material part of the consideration for becoming a Shareholder in accordance with the provisions of this Agreement each Shareholder hereby waives, relinquishes and renounces any such right or claim of participation.

(c) To the extent permitted by applicable law and subject to the provisions of this Agreement, the Board of Directors is hereby authorized to cause the Company to purchase property from, sell property to or otherwise deal with the Shareholders or any Affiliate of a Shareholder; provided that, unless ratified by a unanimous Vote of the Voting Shareholders, any such purchase, sale or other transaction shall be made on terms and conditions which are no less favorable to the Company than if the sale, purchase or other transaction had been made with an independent third party.

ARTICLE III

SHAREHOLDERS’ CAPITAL

SECTION 3.01 Capital Interests. (a) The Company shall initially have one class of limited liability company interests, when interests shall consist of 100 units (each a “Common Share” and, collectively, the “Common Shares”) and which shall entitle the holders thereof to the rights and benefits provided in respect thereof under this Agreement.

(b) The Company, pursuant to a Resolution, shall be authorized to issue one or more additional classes of limited liability company interests in the Company in an unlimited amount (each a “Share” and, together with the Common Shares, the “Shares”), which interests shall have such rights and preferences as shall be provided for in the applicable Resolution and may be senior to the Common Shares. Such Shares may be issued for such consideration as shall be determined by the Board of Directors.

SECTION 3.02 Original Capital Subscriptions. As of the date hereof the Initial Shareholder shall make a capital contribution to the Company in cash in the amount of ten thousand dollars (US$10,000), in consideration for the issuance by the Company, which the Board of Directors shall cause to occur on even date herewith, of all of the Common Shares.

SECTION 3.03 Additional Capital Subscriptions. Except as otherwise provided herein, the Shareholders shall make such additional Capital Subscriptions at the times and in the amounts determined by the Board of Directors.

ARTICLE IV

DISTRIBUTIONS

SECTION 4.01 Distributions. (a) The Company shall make distributions to the Common Shareholders out of the profits of the Company when, as and if authorized by, and in such amounts as determined in the sole discretion of, the Board of Directors.

(b) In the event that the Company has issued one or more additional classes of Shares, as provided for in Section 3.01(b) hereof, the Company shall make distributions to the holders of such Shares in accordance with the terms thereof, when, as and if authorized by the Board of Directors.

(c) Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Directors on behalf of the Company, shall not make a distribution to a Shareholder on account of its Shares in the Company if such distribution would violate applicable law or would be inconsistent with or contrary to, any Resolution.

SECTION 4.02 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Shareholders shall be treated as amount paid or distributed, as the case may be, to the Shareholders with respect to which such amounts were withheld pursuant to this Section 4.02 for all purposes under this Agreement. The Board of Directors is authorized to withhold from payments, allocations and distributions, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law.

SECTION 4.03 Limitations on Distributions. Except as ratified by a unanimous Vote of the Voting Shareholders, the Company shall make no distributions to the Shareholders except as provided in this Article IV and Article XI hereof.

ARTICLE V

MANAGEMENT

SECTION 5.01 Directors: Board of Directors. (a) The management of the Company shall be vested in a committee appointed by the Shareholders as provided in Section 5.01 (c) hereof (the “Board of Directors”).

(b) The authorized number of members of the Board of Directors (each a “Director” and, collectively, the “Directors”) shall be three. The authorized number of Directors may be increased or decreased by a Vote of the Voting Shareholders at any time in their sole and absolute discretion, upon notice to all Directors. The initial Directors shall be as set forth in Exhibit A hereto.

(c) A Director shall remain in office until removed by a Vote of the Voting Shareholders. The Voting Shareholders shall designate Directors (other than the initial Directors listed in Exhibit A hereto) by a Vote of the Voting Shareholders. Each Voting Shareholder, by signing this Agreement, hereby designates the Persons identified in Exhibit A hereto as Directors until their successors are designated.

(d) A Director may be removed at any time, with or without cause, by a Vote of the Voting Shareholders, delivered to the Company, demanding such removal and designating the Person who shall fill the position of the removed Director.

(e) In the event any Director dies or is unwilling or unable to serve as such or is removed from office by the Voting Shareholders, the Voting Shareholders shall by a Vote promptly designate a successor to such Director.

(f) Each Director shall have one (1) vote. Except as otherwise provided in this Agreement, the Board of Directors shall act at a meeting by the affirmative vote of a majority of the Directors.

(g) Any action that may be taken at any meeting of the Board of Directors, may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by each of the Directors.

(h) Each Director shall perform his or her duties as a Director in good faith, in a manner he or she reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his or her duties shall not have any liability by reason of being or having been a Director.

(i) The Board of Directors shall have the power to delegate authority to such committees of Directors, officers, employees, agents and representatives of the Company as it may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Board of Directors to approve such action directly. In addition, and without limiting the generality of the foregoing, the Company shall have the offices set forth in Section 5.01(k) and the powers and authorities enumerated therein shall be delegated to the officers holding such offices. No Director shall be liable to supervise any officer described in Section 5.01(k) in the performance of his or her duties, nor shall any Director be liable for the actions, omission or errors of any such officers.

(j) A Director shall not be liable under any judgment, decree or order of a court, or in any other manner, for any debt, obligation or liability of the Company.

(k) The Company shall have officers who are appointed by the Board of Directors. The officers of the Company shall consist of the President, one or more Vice Presidents, the Treasurer and the Secretary. The initial officers of the Company shall be:

President:	Sten Holmberg

Vice President:	Carl P. Glowcheski

Treasurer:	Dawn E. Neuman

Secretary:	Carl H. Wartman

The powers and duties of each officer shall be as follows:

The President: The President shall have, subject to the supervision, direction and control of the Board of Directors, the general powers and duties of supervision, direction and management of the affairs and business of the Company usually vested in the president of a corporation, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Company.

The Vice Presidents: Each Vice President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors or the President.

The Secretary: The Secretary shall attend meetings of the Board of Directors and record all votes and minutes of all such proceeding of a book kept for such purpose. He or she shall have all such further powers and duties as generally are incident to the position of secretary of a corporation or as may from time to time be assigned to him or her by the Board of Directors or the President.

The Treasurer: The Treasurer shall have custody of the Company’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors. The Treasurer shall also maintain adequate records of all assets, liabilities, and transactions of the Company and shall see that adequate audits thereof are currently and regularly made. The Treasurer shall have such other powers and perform such other duties that generally are incident to the position of a treasurer of a corporation or as may from time to time be assigned to him or her by the Board of Directors or the President.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF SHAREHOLDERS

SECTION 6.01 Rights or Powers. Except as otherwise specifically set forth in this Agreement, or permitted by law, the Shareholders shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way.

SECTION 6.02 Voting Rights. (a) The holders of the Voting Shares shall have the right to vote on matters reserved for a Vote, as set forth in this Agreement or as required in the Act.

(b) Except as otherwise provided hereunder or by law, when a quorum is present at any meeting of the Shareholders, the vote of the Shareholders constituting a majority of the Voting Shares of such quorum shall decide any question brought before such meeting.

(c) The holders of the Common Shares shall be entitled to one vote per Common Share. In the event that the Company has issued one or more additional classes of Shares, as provided for in Section 3.01(b) hereof, holders of such Shares shall be entitled to such voting rights with respect to such Shares as shall be provided for in the Resolution authorizing the issuance of such Shares.

SECTION 6.03 Shareholder Compensation. The Shareholders shall not receive any interest, salary or drawing with respect to their Capital Subscriptions or for services rendered on behalf of the Company, or otherwise, in their capacity as Shareholders, except as otherwise provided in this Agreement.

SECTION 6.04 Shareholders’ Liability. The Shareholders shall not be liable under any judgment, decree or order of a court, or in any other manner for the debts or any other obligations or liabilities of the Company. The Shareholders shall be liable only to make their Capital Subscriptions and shall not be required to lend any funds to the Company or, after their Capital Subscriptions have been made to make any additional contributions, assessments or payments to the Company. The Directors shall have no personal liability for the repayment of any Capital Subscriptions of the Shareholders.

SECTION 6.05 Partition. While the Company remains in effects or is continued, the Shareholders agree and waive their rights to have any property partitioned, or to file a complaint or to institute any suit, action or proceeding at law or in equity to have any Property partitioned, and the Shareholders, on behalf of themselves, their successors and their assigns hereby waive any such right.

SECTION 6.06 Transactions Between the Shareholders and the Company. Except as otherwise provided by applicable law, the Shareholders may, but shall not be obligated to, lend money to the Company, act as surety for the Company and transact other business with the Company and have the same rights and obligations when transacting business with the Company as any other person or entity. A Shareholder, any Affiliate thereof, or an employee, shareholder, agent, director or officer of a Shareholder or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in a Shareholder being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Shareholder.

SECTION 6.07 Other Instruments. The Shareholders hereby agree to execute and deliver to the Company within five (5) days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Board of Directors deems necessary, useful or appropriate to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Agreement.

ARTICLE VII

MEETINGS OF SHAREHOLDERS

SECTION 7.01 Annual Meetings. The Shareholders shall meet at least annually for the election of Directors, and for the transaction of such other business as may properly come before such meeting, at such place, date and time as shall be fixed by the Board of Directors and designated in the notice or waiver of notice of such annual meeting.

SECTION 7.02 Special Meetings. Special meetings of the Shareholders for any purpose or purposes may be called by the Board of Directors, the President or by the holders of at least ten percent of the issued and outstanding Voting Shares. Such meetings, if any, shall be held at such place, date and time as shall be designated in the notice or waiver of notice thereof. Only business within the purposes described in the notice required by Section 7.03 of this Article may be conducted at the special meeting.

SECTION 7.03 Notice of Meetings. (a) Except as otherwise provided by law, written notice of each annual or special meeting of the Shareholders stating the place, date and time of such meeting and, in the case of a special meeting, the purpose or purposes for which such meeting is to be held, shall be given personally or by first class mail (airmail in the case of international communications) to each Shareholder entitled to Vote thereat, not less than ten (10) nor more than sixty (60) days before the date of such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to a Shareholder at such Shareholder’s address as it appears on the records of the Company. If, prior to the time of mailing, the Secretary shall have received from any Shareholder a written request that notices intended for such Shareholder are to be mailed to some address other than the address that appears on the records of the Company, notices intended for such Shareholder shall be mailed to the address designated in such request.

(b) Notice of a special meeting of the Shareholders may be given by the person or persons calling the meeting, or, upon the written request of such person or persons, such notice shall be given by the Secretary on behalf of such person or persons. If the person or persons calling a special meeting of the Shareholders give notice thereof, such person or persons shall deliver a copy of such notice to the Secretary. Each request to the Secretary for the giving of notice of a special meeting of the Shareholders shall state the purpose or purposes of such meeting.

SECTION 7.04 Waiver of Notice. Notice of any annual or special meeting of the Shareholders need not be given to any Shareholder who files a written waiver of notice with the Secretary, signed by the person entitled to notice, whether before or after such meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the Shareholders need be specified in any written waiver of notice thereof. Attendance of a Shareholder at a meeting, in person or by proxy, shall constitute a waiver of notice of such meeting, except when such Shareholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the notice of such meeting was inadequate or improperly given.

SECTION 7.05 Adjournments. Whenever a meeting of the Shareholders, annual or special, is adjourned to another date, time or place, notice need not be given of the adjourned meeting if the date, time and place thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than thirty (30) days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Shareholder entitled to Vote thereat. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

SECTION 7.06 Quorum. Except as otherwise provided by law, the holders of a majority of the Voting Shares, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of the Shareholders, whether annual or special. If, however, such quorum shall not be present in person or by proxy at any meeting of the Shareholders, the holders of the Voting Shares may adjourn the meeting from time to time in accordance with Section 7.05 hereof until a quorum shall be present in person or by proxy.

SECTION 7.07 Proxies. Each Shareholder entitled to Vote at a meeting of the Shareholders or to express, in writing, consent to or dissent from any action of Shareholders without a meeting may authorize another person or persons to act for such Shareholder by proxy. Such proxy shall be filed with the Secretary before such meeting of the Shareholders or such action of Shareholders without a meeting at such time as the board may require. No proxy shall be Voted or acted upon more than eleven months from its date, unless the proxy provides for a longer period.

SECTION 7.08 Action by Shareholders without a Meeting. Any action which may be taken at any annual or special meeting of the Shareholders, may be taken without a meeting, without prior notice and without a Vote, if a consent in writing setting forth the action so taken, shall be signed by the holders of Shares having not less than the minimum number of votes necessary to authorize or take such action at a meeting at when the holders of all Voting Shares were present and voted.

ARTICLE VIII

ACCOUNTING, BOOKS AND RECORDS

SECTION 8.01 Accounting, Books and Records. (a) The Company shall keep on site at its principal place of business each of the following:

(i) separate books of account for the Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the business of the Company in accordance with this Agreement.

(ii) a current list of the full name and last known business, residence, or mailing address of the Shareholders and each Director;

(iii) a copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(iv) copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent years;

(v) copies of this Agreement and any Resolutions;

(vi) copies of any writings permitted or required under Section 18-502 of the Act regarding the obligations of the Shareholders to perform any enforceable promise to contribute cash or property or to perform services as consideration for the Shareholders’ Capital Subscriptions; and

(vii) unless contained in this Agreement, a statement prepared and certified as accurate by the Board of Directors which describes:

(A) the amount of cash and a description and statement of the agreed value of the other property or services contributed by the Shareholders and which the Shareholders have agreed to contribute in the future;

(B) the times at which or events on the happening of which any additional Capital Subscriptions agreed to be made by the Shareholders are to be made;

(C) if agreed upon, the time at which or the events on the happening of which the Shareholders may terminate their Shares and the amount of, or the method of determining, the distribution to which they may be entitled respecting their Shares and the terms and conditions of the termination and distribution; and

(D) any right of the Shareholders to receive distributions, which include a return of all or any part of the Shareholders’ Capital Subscriptions.

(b) The Company shall use the accrual method of accounting in preparation of its financial reports and for tax purposes and shall keep its books and records accordingly. Any Shareholder or its designated representative shall have the right to have reasonable access to and inspect and copy the contents of such books or records and shall also have reasonable access during normal business hours to such additional financial information, documents, books and records. The rights granted to the Shareholders pursuant to this Section 8.01 are expressly subject to compliance by the Shareholders with the safety, security and confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be established from time to time.

SECTION 8.02 Tax Matters. (a) To the extent applicable, if any, the Board of Directors shall, without any further consent of the Shareholders being required (unless otherwise specifically required herein), be authorized (i) to make any and all elections for federal, state, local, and foreign tax purposes (other than an election pursuant to Section 301.7701-3 of the Treasury Regulations, which election, if any, shall be made only by those Persons owning a beneficial interest in the Company for U.S. federal income tax purposes) and (ii) to the extent provided in Sections 6221 through 6231 of the Code and similar provisions of state, local, or foreign law, to represent the Company and the Shareholders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Shareholders in their capacity as Shareholders, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Shareholders with respect to such tax matters or otherwise affect the rights of the Company and the Shareholders.

(b) Necessary tax information shall be delivered to the Shareholders as soon as practicable after the end of each Fiscal Year of the Company but not later than eight (8) months after the end of each Fiscal Year.

ARTICLE IX

AMENDMENTS

SECTION 9.01 Amendments. Amendments to this Agreement may be proposed by any holder of Voting Shares or a Director. Following such a proposal, the Board of Directors shall submit to the Shareholders a verbatim statement of any proposed amendment, providing that counsel for the Company shall have approved of the same in writing as to form, and the Board of Directors shall include in any such submission a recommendation as to the proposed amendment. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the unanimous approval of the shareholders entitled to Vote, as provided in Section 6.02 hereof.

ARTICLE X

TRANSFERS

SECTION 10.01 No Restrictions on Transfers. Any Shareholder may at any time Transfer all or any portion of its Shares to any Person upon prior written notice to the Board of Directors; provided, however, that such Shareholder shall also provide any opinions or other certificates which the Board of Directors may reasonably request on behalf of the Company from such Shareholder in connection with such Transfer. Any Transferee shall automatically be deemed admitted to the Company as a substituted Shareholder in respect of any Shares Transferred by the transferring Shareholder and the transferring Shareholder shall be deemed withdrawn in respect of such Shares upon the execution by such Transferee of an instrument reasonably satisfactory to the Board of Directors agreeing to be bound by the terms of this Agreement and delivery to the Board of Directors of the written notice and such opinions or other certificates.

ARTICLE XI

DISSOLUTION AND WINDING UP

SECTION 11.01 Dissolution Events. (a) The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a “Dissolution Event”):

(i) the unanimous decision of the Voting Shareholders to dissolve, wind up, and liquidate the Company; or

(ii) a judicial determination that an event has occurred that makes it unlawful, impossible or impractical to carry on the business of the Company.

(b) The Shareholders hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event

SECTION 11.02 Winding Up. (a) Upon the occurrence of (i) a Dissolution Event or (ii) the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and the Shareholders, and neither the Board of Directors nor the Shareholders shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs; provided, however, that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Shareholders until such time as the Property has been distributed pursuant to this Section 11.02 and the Certificate has been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within ninety (90) days of the occurrence of the Dissolution Event or applicable judicial determination, as the case may be. The Liquidator shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(i) first, to the Company’s creditors (including to the extent otherwise permitted by law, any Shareholders, or Directors who are creditors) in satisfaction of all of the Company’s liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to Shareholders under Section 18-601 or 18-604 of the Act; and

(ii) thereafter, all remaining assets shall be distributed to the Shareholders in accordance with the terms of their respective Shares and in the absence of any such terms pro rata in accordance with the number of Shares owned by each Shareholder.

(b) None of the Directors or the Shareholders shall receive additional compensation for any services performed pursuant to this Article XI.

SECTION 11.03 Rights of Shareholders. Except as otherwise provided in this Agreement, the Shareholders shall look solely to the Property for the return of their Capital Subscriptions and shall have no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Subscriptions, the Shareholders shall have no recourse against the Company or the Directors or any officer of the Company.

SECTION 11.04 Notice of Dissolution/Termination. (a) In the event a Dissolution Event occurs or an event occurs that would, but for provisions of Section 11.01 hereof, result in a dissolution of the Company, the Board of Directors shall, within thirty (30) days thereafter, provide written notice thereof to the Shareholders and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Board of Directors).

(b) Upon completion of the distribution of the Property as provided in Section 11.02 hereof, the Company shall be terminated, and the Liquidator shall cause the filing of the Certificate of Cancellation and shall take all such other actions as may be necessary to terminate the Company.

SECTION 11.05 The Liquidator; Fees; Indemnification. (a) The Board of Directors shall appoint a Person (the “Liquidator”) to oversee the liquidation of the Company.

(b) The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article XI and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

(c) The Board of Directors shall cause the Company to indemnify, save harmless, and pay all judgments and claims against the Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator, in connection with the liquidation of the Company, including reasonable attorneys’ fees incurred by the Liquidator or any such officer, director, agent or employee, in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such liability or damage is caused by the fraud, intentional misconduct of, or knowing violation of the laws by the Liquidator, or any such officer, director, agent or employee, which was material to the cause of action.

SECTION 11.06 Form of Liquidating Distributions. For purposes of making distributions required by Section 11.02 hereof, the Liquidator may determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds therefrom.

ARTICLE XII

POWER OF ATTORNEY

SECTION 12.01 Directors as Attorneys-In-Fact. Each Shareholder hereby makes, constitutes, and appoints each Director, severally, with full power of substitution and re-substitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish and record (a) all certificates of formation, amended name or similar certificates, and other certificates and instruments (including counterparts of this Agreement) which the Board of Directors may deem necessary to be filed by the Company under the laws of the State of Delaware or any other jurisdiction in which the Company is doing or intends to do business; (b) any and all amendments, restatements or changes to this Agreement and the instruments described in clause

(i), as now or hereafter amended, which the Board of Directors may deem necessary to effect a change or modification of the Company in accordance with the terms of this Agreement, including, without limitation, amendments, restatements or changes to reflect (i) any amendments adopted by the Shareholders in accordance with the terms of this Agreement, (ii) the admission of any substituted Shareholder and (iii) the Transfer by any Shareholder of its Shares in the Company; (c) all certificates of cancellation and other instruments which the Board of Directors deems necessary or appropriate to effect the dissolution and termination of the Company pursuant to the terms of this Agreement and (d) any other instrument which is now or may hereafter be required by law to be filed on behalf of the Company or is deemed necessary by the Board of Directors to carry out fully the provisions of this Agreement in accordance with its terms. The Shareholders authorize each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite to be done in connection with the foregoing as fully as the Shareholders might or could do personally, and hereby ratify and confirm all that any such attorney-in-fact shall lawfully do, or cause to be done, by virtue thereof or hereof.

SECTION 12.02 Nature of Special Power. The power of attorney granted to each Director pursuant to this Article XII:

(a) is a special power of attorney coupled with an interest and is irrevocable;

(b) may be exercised by any such attorney-in-fact by listing the Shareholders executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for the Shareholder and

(c) shall survive the delivery of an assignment by a Shareholder of the whole or a portion of its Shares in the Company except that where the assignment is of a Shareholder’s Shares in the Company and the assignee is admitted as a substituted Shareholder, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution) and shall extend to the Shareholder’s or assignee’s successors and assigns.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent either by registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by registered or certified mail, postage and charges prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Shareholders and Directors:

(a) if to the Company, to the address of the registered office of the Company determined pursuant to Section 2.05 hereof, attn: President;

(b) if to the Directors, to the address set forth in Exhibit A hereto;

(c) if to the Initial Shareholder, to the address set forth in Section 2.02 hereof, attn: Treasurer;

(d) if to any other Shareholder, to the address set forth in any document or instrument pursuant to which such Shareholder becomes bound by the terms of this Agreement

SECTION 13.02 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Shareholders and their respective successors, transferees, and assigns.

SECTION 13.03 Construction. Every covenant, term, and provision of this Agreement shall be construed according to its fair meaning and not strictly for or against the Shareholders.

SECTION 13.04 Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included; unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

SECTION 13.05 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

SECTION 13.06 Severability. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 13.06 shall be or no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Shareholder to lose the material benefit of its economic bargain.

SECTION 13.07 Incorporation by Reference. Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

SECTION 13.08 Variation of Terms. All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the context may require.

SECTION 13.09 Governing Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

SECTION 13.10 WAIVER OF JURY TRIAL. THE SHAREHOLDERS IRREVOCABLY WAIVE TO THE EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY AND ALL RIGHTS TO IMMUNITY BY SOVEREIGNTY OR OTHERWISE IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

SECTION 13.11 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if the Shareholders had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

SECTION 13.12 Consent to Jurisdiction. The Shareholders consent to the jurisdiction of any Delaware State court or U.S. federal court sitting in The City of Wilmington, Delaware, and any appellate court thereof, and agree to accept service of process in connection therewith by mail.

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IN WITNESS WHEREOF, the Initial Shareholder has executed this Operating Agreement of the Company as of the 7th day of June, 2002.

STORA ENSO NORTH AMERICA CORP., as the sole member

By:	/s/ Dawn E. Neuman
Name:	Dawn E. Neuman
Title:	Treasurer

Exhibit A

to SEDEL LLC

Operating Agreement

Initial Directors

1.	Sten Holmberg

c/o Stora Enso North America Corp.

510 High Street

Wisconsin Rapids, WI 54495

2.	Dawn E. Neuman

c/o Stora Enso North America Corp.

510 High Street

Wisconsin Rapids, WI 54495

3.	Carl H.Wartman

c/o Stora Enso North America Corp.

510 High Street

Wisconsin Rapids, WI 54495